EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), dated July 13, 2013 ("Effective Date"), is by and between **HYDRO PHI TECHNOLOGIES, INC.**, a Delaware corporation ("Company") and Roger M. Slotkin ("Executive"), jointly "the Parties" and individually a "Party".

WHEREAS, Hydro Phi is a developer of proprietary hydrogen on demand energy efficiency technology for use in internal combustion engines and wants to hire Executive in order to perform certain services for Company; and

WHEREAS, Executive has experience and capabilities related to Hydro Phi processes, procedures, technology and/or operations and wants to be hired by Hydro Phi in order to perform the services.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and intending to be legally bound, the Parties agree as follows:

1. Employment Relationship. Company agrees to employ Executive, and Executive accepts employment with Company, according to the terms and conditions set forth herein.

2. Title and Duties.

2.1 Title. Company shall employ Executive as the Chief Executive Officer of Hydro Phi Technologies, which includes the parent entity, subsidiaries and affiliates of Company.

2.2 Services. Executive represents that Executive has the skills, knowledge and abilities to serve as CEO of Company. Executive shall diligently perform the services, duties and responsibilities (collectively "Services") that are consistent with the position and as directed and delegated to Executive by the Board of Directors of Company ("Board of Directors"). The Services include, without limitation, the following: Manage all executive officers, oversee all operational issues, oversee all financial and investor relations issues, advise the board of directors on all company activities. Executive shall devote full professional time, efforts and attention to the business of Company and shall not engage in any other business or trade for the account of Executive or for, or on behalf of, any person or party that competes, conflicts or interferes in any way with Executive performing the Services. Executive may engage in civic and/or charitable activities for reasonable periods during his employment so long as such activities are consistent, and do not unduly interfere, with performing the Services.

3. Term. Company shall employ Executive beginning on the Effective Date and continuing for a period of two (2) years or until terminated pursuant to the terms and conditions of this Agreement ("Term").

3.1 Termination for Cause. Company may terminate Executive for Cause at any time during the Term by providing Executive prior written notice. "Cause" means: (i) Company delivers Executive written termination notice providing reasonable detail of the misconduct, malfeasance, event(s) or occurrence(s) constituting cause in the sole discretion of Company; and (ii) the Board of Directors in its sole discretion may provide the Executive an opportunity to be heard by the Board of Directors regarding the cause; and (iii) subject to (ii), the Board of Directors in its sole discretion may provide Executive a thirty (30) day period following receipt by Executive of the written notice specified in clause (i), during which period Executive may take action to cure, or attempt to cure, the cause to the satisfaction of the Board of Directors in its sole discretion, in which event Company reserves the right to waive or rescind

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the termination notice. Company shall have no obligation to pay Executive any additional Base Salary, as defined herein, or compensation after the date that Company terminates Executive for Cause, except as otherwise set forth in this Agreement or as required by applicable law. In the event of termination for cause the executive shall receive three (3) months of termination compensation subject to the amount of compensation in force at the time of termination.

3.2 Termination without Cause. Company may terminate Executive's employment with Company without Cause upon no less than sixty (60) days prior written notice to Executive. Executive may resign from Company without Cause and voluntarily terminate his employment for convenience upon no less than ninety (90) days prior written notice to Company. If Company terminates Executive without Cause, Executive will spend reasonably sufficient time and good faith efforts to transfer his Services cooperatively to other Company employees and/or train Employee's replacement; *provided; however,* that Executive has no obligation to assist Company for more than ninety (90) calendar days after the termination date. Upon termination of Executive's employment without Cause Company shall pay Executive, according to Company's standard employee payment practices, any earned but unpaid Base Salary set forth under this agreement, plus the balance of the payments required under this agreement however those payments will be in no event less than equal to the balance of the months remaining under this contract, the Ownership Interest Payment, as defined herein, documented and Company approved expense reimbursements, a bonus(es), if any, and/or any other compensation that is due and owed to Executive including the balance of any unpaid compensation described in this agreement until the end of the full term of this agreement . If the executive resigns without cause, then the company shall pay two months of full salary. Executive shall forfeit any accrued and unused vacation time as of the final date of employment by Company. At the request of Company, Executive will execute a general release and waiver of claims upon termination without Cause by Company or if Executive resigns and voluntarily terminates his employment as Chief Executive Officer.

3.2.2 Termination upon Death. This Agreement shall terminate upon Executive's death, and Company shall thereafter have no further obligation to Executive, except as expressly set forth herein. The estate of the executive shall receive a total payment equal to (6) months of compensation upon the death of the executive payable ratably over (6) months.

3.2.3 Termination upon Disability. If Company determines in good faith that Executive has a Disability as defined in this subparagraph, Company may terminate Executive's employment under this Agreement by notifying Executive at least thirty (30) days before the effective termination date. For purposes of this Agreement, "Disability" means the inability, due to illness, physical or mental disability or other similar incapacity, to perform substantially all of Executive's services, duties and/or responsibilities, which inability shall continue for more than ninety (90) days during any consecutive twelve (12) month period, irrespective of whether such days are consecutive. If there is any dispute between the Parties as to Executive's Disability, Company shall select or approve a physician whose determination as to Executive's Disability shall bind the Parties.

3.2.4 Effect of Termination by the Company for Cause or Termination upon Death or Disability. If Executive's employment is terminated by Company for Cause or due to Executive's death or Disability, all obligations of Company to Executive in this Agreement shall terminate, except as otherwise provided herein. Notwithstanding the foregoing, any amount payable to Executive following Executive's death including, but not limited to, unpaid due and owing Base Salary, bonuses and/or benefits of any kind, shall be paid to Executive's estate or as directed by the legal representatives of Executive's estate.

3.2.5 Return of Company Property. Upon termination of this Agreement either for Cause or without Cause, Executive shall return to Company within five (5) days following the

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termination date all Company property in Executive's possession or control including, but not limited to, any and all computers, data, records and files (whether electronic, hard copy or any other format), keys, passes and equipment. This obligation shall be subject to any other confidentiality or proprietary rights agreement between the Parties.

3.3 Rules and Regulations of Company. Executive shall comply with the Employee rules and regulations of Company. Executive acknowledges and agrees that actual or alleged violation of any such rules and regulations may constitute "Cause" for termination of Executive as set forth herein.

4. Compensation and Benefits. In consideration for the Services performed by Executive for Company under this Agreement, Company shall compensate Executive as follows:

4.1 Base Salary. Company shall pay Executive a base annual (twelve (12) months) salary of Two hundred Fifty Thousand Dollars ($250,000.00 U.S.), payable to Executive in installments pursuant to the standard practices of Company for compensating executive employees (the "Base Salary"). Company's obligation to pay Executive the Base Salary and or benefits associated herewith, is subject to, and conditioned upon, the Company's receipt of financing in an amount of no less than Five hundred thousand dollars ($500,000.00 U.S.) by September 30, 2013. The Base Salary shall be subject to merit-based performance increases on an annual basis (or more frequently) in the sole discretion of Company, pursuant to review and approval by the Board of Directors.

4.2 Stock Incentive Plan: To be determined at the discretion of the Board of Directors.

4.3 Incentives. Executive is eligible for, and may participate in, any employee incentive programs of Company.

4.4 Bonuses. Executive is eligible to participate in any bonus plan or program that Company may establish from time to time and shall be eligible to receive a bonus(es) payment(s) from the Company from time to time upon approval by the Board of Directors.

4.5 Benefits. Executive shall be eligible to participate in the employee retirement and welfare benefit plans, programs and policies of Company including, but not limited to, plans, programs and policies providing: (i) health benefits, disability benefits, life insurance and sickness and accident insurance; and (ii) paid vacation, holidays, leave of absence, leave for illness, bereavement leave and temporary disability leave in accordance with the employment policies and procedures of Company.

4.6 Expenses. Company shall reimburse Executive for reasonable and documented out-of-pocket expenses that Executive incurs in performing the Services, according to the employee business expense policies and/or practices of Company. Executive acknowledges and agrees that Company has no responsibility to compensate Executive for any travel between Company locations and Executive's residence or for other travel expenses, temporary housing, lodging, meals or ancillary costs that are not incurred directly because of the business requirements of Company, unless otherwise mutually agreed between the Parties in writing.

4.7 Auto Allowance: Company shall provide either a lease or purchase auto or payment of $600.00 for purchase or lease of said auto by the executive, plus operating costs, insurance, gas, etc. for said vehicle up to $400 per month, commencing in the month following the receipt of the $500,000.

5. Restrictive Covenants and Obligations. Executive warrants and represents to Company that Executive is not bound by any restrictive covenants of another employer or person or party and has no prior obligations or commitments of any kind, whether to a prior employer or otherwise, that would in any way restrict, hinder or interfere with Executive's acceptance of employment by Company or the performance of Services to the fullest extent of Executive's ability and knowledge. Executive will defend, indemnify and hold harmless Company for any liability that Company may incur as the result of the existence of any such covenants, obligations or commitments.

6. Non-Competition and Non-Solicitation. Executive freely understands, acknowledges and agrees by his own choice that because of the special services performed by Company and the unique relationship between Company and its customers and vendors that, during the Term and for no less than three (3) years after termination of this Agreement, whether or not termination is for Cause, Executive will not directly or indirectly engage in, be hired by, or perform any services for or on behalf of any business, organization or operation that competes with Company as deemed by Board of Directors in its sole discretion. Executive acknowledges and agrees that this limitation is appropriate and reasonable. During the term of this Agreement and for no less than three (3) years after termination, whether or not termination is for Cause, Executive shall not solicit for employment any Company employee and/or encourage or facilitate any Company employee to leave employment with Company. Executive acknowledges and agrees that any breach of these non-competition and non-solicitation obligations shall cause irreparable harm to Company and that Company, without the requirement of posting a bond or other security, may seek and obtain injunctive or other equitable relief against such breach, or threatened breach, without prejudice to any other remedies available to Company.

7. Confidentiality. Executive understands, acknowledges and agrees that, during the Term, Executive shall receive and/or have access to sensitive, proprietary and non-public data and information about Company and its technology, processes, procedures and operations including, without limitation, customer and vendor information, pricing and other financial data, contract terms and conditions and other operating information about Company. Executive shall maintain such information in strict confidence and not disclose it to any third party during the term of this Agreement and for no less than three (3) years thereafter without the prior written consent of Company or as required by operation of law. In no event shall Executive make any public statements or verbal or written communications during the performance of the Services and while an employee of Company that damage or harm, or could reasonably be interpreted to damage or harm, the good name and positive reputation of Company. Executive acknowledges and agrees that any breach of this provision will cause irreparable harm to Company and that Company, without the requirement of posting a bond or other security, may seek and obtain injunctive or other equitable relief against such breach, or threatened breach, without prejudice to any other remedies available to Company.

8. Tax Withholding. Company shall have the right, to the extent permitted or required by applicable law, to withhold from any payment of any kind made to Executive to comply with the tax withholding obligations of Company under applicable law.

9. Indemnification. Company shall cover Executive under directors and officers liability insurance coverage both during the Term and, while potential liability exists, after Executive's employment by Company, in commercially reasonable amounts. Company shall, during and after Executive's employment, defend, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of the Services and as an officer, director and/or employee of Company and/or its subsidiaries and affiliates and/or as a fiduciary of any benefit plan of Company and/or its subsidiaries and affiliates. Notwithstanding the foregoing, Executive shall defend, indemnify and hold harmless Company and its parent, subsidiaries, affiliates, directors, officers, employees agents and representatives from and against any and all costs, claims,

expenses or other liability that Company incurs because of the negligence, error, omission, misconduct and/or any wrongful act or fault of Executive, whether wholly or in part.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or permitted assigns. The rights, duties and obligations of either Party may not be assigned, delegated, transferred or assumed without the prior written consent of the other Party; provided, however, that Company may assign this Agreement to any affiliate or subsidiary of Company without Executive's consent, and such assignment shall not constitute a termination of Executive's employment. Nothing herein shall automatically cause a termination of this Agreement upon the acquisition, reorganization, or merger of Company. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

11. Notices. All notices required or permitted under this Agreement between the Parties shall be in writing and shall be deemed delivered when received either in person or by email with written confirmation of receipt or by express delivery or by certified U.S. Mail postage prepaid and addressed to the following either to Executive in writing at the last address Executive has on record with Company or, in the case of Company, to Company's principal business offices addressed to the attention of the Secretary of Company and as follows:

If to Executive:

Roger M. Slotkin
82 Pacific Blvd.
Long Beach, NY 11561

If to Hydro Phi:

Hydro Phi Technologies, Inc.
Attention: Roger M. Slotkin ,CEO
3404 Oakcliff Road, Suite C4
Doraville, Georgia 30340

With a copy to:

Thompson Hine LLP
Attention: Gregory D. Chafee
Two Alliance Center
3560 Lenox Road, Suite 1600
Atlanta, GA 30326
Email: gregory.chafee@thompsonhine.com
Phone: 404.407.3642

12. Dispute Resolution. If any conflict, claim, issue or dispute (collectively a "Dispute") arises between the Parties regarding this Agreement or any of the terms or conditions herein, the Parties shall first attempt to privately negotiate a good faith resolution of the Dispute for no less than thirty (30) days after the Dispute arises before resorting to any other remedy at law or equity. The Parties may mutually agree to retain the services of an experienced mediator to facilitate their negotiations during the aforesaid period.

13. Entire Agreement. This Agreement includes the entire understanding of Executive and Company with respect to Executive's employment with Company and supersedes and voids any and all prior agreements or understandings, whether verbal or written, regarding the subject matter hereof.

14. Amendment and Waiver. This Agreement may not be changed, modified, or discharged verbally, but only by an instrument in writing signed by the Parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing by the Parties.

15. Waiver of Contractual Right. The failure of either Party to enforce any term or condition of this Agreement shall not be construed as a waiver or limitation of that Party's rights to subsequently enforce and compel strict compliance with every term and condition of this Agreement.

16. Severability. The invalidity or unenforceability of any term or condition herein shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining portion of such provision or the other provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Governing Law. This Agreement shall be governed by the laws of the State of Georgia, without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Georgia.

18. Headings and Counterparts. Headings of the sections, paragraphs and subparagraphs of this Agreement are for the convenience of reference and have no substantive or interpretative effect whatsoever. This Agreement may be executed in multiple counterparts, which together are one Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, which is effective for all purposes on the Effective Date.

HYDRO PHI TECHNOLOGIES, INC.

By: [signature]

Name: Philip Levin

Title: Director/Treasurer

Executive

By [signature]

Name: Roger M. Slotkin